Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

      PRESS RELEASE  -  FOR IMMEDIATE RELEASE......

1ST CONSTITUTION BANCORP
REPORTS FOURTH  QUARTER AND ANNUAL RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2010

Cranbury NJ – January 27, 2011....... 1ST Constitution Bancorp (NASDAQ:  FCCY), the holding company for 1ST Constitution Bank, reported net income available to common shareholders for the fourth quarter of 2010 of $886,375, or $0.18 per diluted common share, compared to net income available to common shareholders for the fourth quarter of 2009 of $751,243, or $0.16 per diluted common share.

Net income available to common shareholders for the year ended December 31, 2010 was $2,731,839, or $0.57 per diluted common share, compared to $1,841,160, or $0.39 per diluted common share, for the year ended December 31, 2009.  All per share amounts have been adjusted to give effect to a five percent stock dividend declared December 16, 2010, payable on February 2, 2011 to shareholders of record as of the close of business on January 18, 2011.

Net income available to common shareholders for the quarter and year ended December 31, 2010, when compared to the same periods in 2009, increased by $135,132, or 18.0 percent, for the quarter ended December 31, 2010, and $890,679, or 48.4 percent, for the year ended December 31, 2010.  At December 31, 2010, the Company’s tangible book value per common share was $10.22, up from $9.55 at December 31, 2009.

Robert F. Mangano, President and Chief Executive Officer, said, “The increase in net income available to common shareholders for the year ended December 31, 2010 was principally the result of an increase in net-interest income, the continued generation of non-interest income, and the general stability in non-interest expenses.”  Also positively impacting the final results was the redemption of all 12,000 outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, issued to the U.S. Department of the Treasury under the TARP Program, which was completed on October 27, 2010.

Net interest income was $20,481,521 for the year ended December 31, 2010, which was 14.5 percent above the $17,880,768 reported for the year ended December 31, 2009.  Earnings for the year ended December 31, 2010 were bolstered by the continued generation of non-interest income, which totaled $4,237,431 for the year.  On a comparative basis, non-interest income for the year ended December 31, 2010 was down by $267,645 when compared to results for the 2009 year.  However, the 2009 non-interest income included gain on securities sales of $1,138,655, while none were included in 2010.

The provision for loan losses for the year ended December 31, 2010 totaled $2,325,000, compared to $2,553,000 for the year ended December 31, 2009.  Net charge-offs for the year ended December 31, 2010 were $1,068,000, compared to net charge-offs of $1,732,000 for the year ended December 31, 2009.

At December 31, 2010, the allowance for loan losses was $5,763,000, or 1.40 percent of total loans, compared to $4,505,000, or 1.19 percent of total loans at December 31, 2009.  Non-performing assets at December 31, 2010 were $13,612,000, compared to non-performing assets of $5,670,000 at December 31, 2009.  Non-performing assets at December 31, 2010 included non-performing loans of $8,761,000 and other real estate owned of $4,851,000; comparable amounts at December 31, 2009 were non-performing loans of $4,307,000 and other real estate owned of $1,363,000, respectively.

Regulatory capital ratios continue to reflect a strong capital position.  The Company’s total risk-based capital, Tier 1 capital, and leverage capital were 14.43 percent, 12.99 percent, and 9.63 percent, respectively at December 31, 2010.  The regulatory requirements to be considered “well-capitalized” for total risk-based capital, Tier 1 capital, and leverage capital are 10 percent, 6 percent, and 5 percent, respectively.

At December 31, 2010, total assets were $644.4 million, a decrease of $33.6 million from total assets at December 31, 2009 of $678.0 million.  Deposits at December 31, 2010 were $543.7 million, down from $572.2 million in deposits at December 31, 2009.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, had total assets as of December 31, 2010 of $644.4 million and operates twelve branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Jamesburg, Lawrenceville, Montgomery, Perth Amboy, Plainsboro, West Windsor and Princeton, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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